Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Chris Watson
KVH Industries
401-845-8138
cwatson@kvh.com

Courts Approve Final Settlement of 2004 Securities Class Action and Related Derivative Lawsuits

MIDDLETOWN, RI – January 25, 2008 – KVH Industries, Inc. (Nasdaq: KVHI) announced today that the United States District Court for the District of Rhode Island has granted final approval of the previously disclosed settlement of the securities class action claims filed in federal court against KVH and certain of its officers in 2004 on behalf of a class of KVH shareholders. KVH also announced that on November 19, 2007 the Rhode Island Superior Court granted final approval of the settlement of the related derivative lawsuit filed by KVH shareholders against certain of KVH’s directors and officers. Pursuant to the settlement agreements, the appeal of the dismissal of another related derivative lawsuit pending in the U.S. Court of Appeals for the First Circuit has also been dismissed. As a result of these actions, all claims in these three lawsuits have been fully and finally settled and dismissed with prejudice by the courts.

As previously disclosed, pursuant to the terms of the settlements, KVH settled for a $5.3 million cash payment made by its insurance carrier, together with KVH’s agreement to adopt, formalize, or reconfirm adherence to certain corporate governance policies and practices.

“We are pleased to put this matter behind us and gratified that all claims have been dismissed without any finding of wrongdoing by KVH or its officers or directors,” said Patrick Spratt, KVH’s chief financial officer.

About KVH Industries, Inc.

KVH Industries, Inc., is a premier manufacturer of systems to provide access to live mobile media ranging from satellite TV to telephone and high-speed Internet for vehicles and vessels as well as a leading source of navigation, pointing, and guidance solutions for maritime, defense, and commercial applications. The company’s products are based on its proprietary mobile satellite antenna and fiber optic technologies. An ISO 9001-certified company, KVH is based in Middletown, Rhode Island.

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